UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Univest Corporation Of Pennsylvania

(Name of Registrant as Specified In Its Charter)

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14 North Main Street
P. O. Box 64197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2010

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 20, 2010, at 10:45 a.m., in the Univest Building, 14 North Main Street, Souderton, Pennsylvania.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class II Directors each for a three-year term expiring in 2013 and until their successors are elected and qualified.

2.	FOR the election of three Alternate Directors each for a one-year term expiring in 2011 and until their successors are elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2010.

Other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be transacted.

The close of business on February 25, 2010, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

The accompanying proxy statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION’S COMMON STOCK.

IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215-721-8397 or by e-mail at TejklK@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE

Chairman

KAREN E. TEJKL

Secretary

March 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2010.

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2009 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at http://stocktrans.com/eproxy/univest2010.

PROXY STATEMENT

Univest Corporation of Pennsylvania (Univest or Corporation) is a one-bank holding company organized by Union National Bank and Trust Company of Souderton under the Bank Holding Company Act of 1956, as amended. Univest elected to become a Financial Holding Company in 2000 as provided under Title I of the Gramm-Leach-Bliley Act, and is subject to supervision by the Federal Reserve System. The Principal subsidiary of the Corporation is Univest National Bank and Trust Co. (Bank). Union National Bank and Trust Company of Souderton and Pennview Savings Bank (which was a wholly-owned subsidiary of the Corporation) were merged together on January 18, 2003 with Union National Bank and Trust Company of Souderton being the surviving entity. Upon the completion of the merger, Union National Bank and Trust Company of Souderton’s name was changed to Univest National Bank and Trust Co.

The accompanying proxy is solicited by the Board of Directors (Board) of Univest Corporation of Pennsylvania, 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 20, 2010, and at any adjournment thereof. Copies of this proxy statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 19, 2010. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of the Bank and other subsidiary companies or employees of StockTrans, Inc., the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation’s voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class II Directors each for a three-year term expiring in 2013 and until their successors are elected and qualified.

2.	FOR the election of three alternate Directors each for a one-year term expiring in 2011 and until their successors are elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2010.

The Board has fixed the close of business on February 25, 2010, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 25, 2010, there were 18,266,404 issued and 16,561,798 outstanding shares of Common Stock (exclusive of 1,704,606 shares held as treasury stock which will not be voted).

Holders of record of the Corporation’s Common Stock on February 25, 2010 will be entitled to one vote per share on all business of the meeting. The matters of business listed in this proxy will be decided by majority vote of the shares represented at the meeting. Certain other matters, of which none are anticipated to be voted upon at the meeting, may require super majority approval as specified by the amended Articles of Incorporation. The presence in person or by proxy of the holders of the majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting.

As of February 25, 2010, Univest National Bank and Trust Co. held 1,110,713 shares or 6.7% of the Corporation’s outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation’s Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2009, was mailed on March 19, 2010 to each shareholder of record as of February 25, 2010. The Annual Report is not a part of the proxy soliciting material.

SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

The information contained in this Proxy Statement and the documents that have been incorporated herein by reference may contain forward-looking statements. When used or incorporated by reference in disclosure documents, the words “believe,” “anticipate,” “estimate,” “expect,” “project,” “target,” “goal” and similar expressions are intended to identify forward-looking statements within the meaning of section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below:

•	Operating, legal and regulatory risks

•	Economic, political and competitive forces impacting various lines of business

•	The risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful

•	Volatility in interest rates

•	Other risks and uncertainties

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of the report. Univest expressly disclaims any obligation to publicly release any updates or revisions to reflect any change in Univest’s expectations with regard to any change in events, conditions or circumstances on which any such statement is based.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Bylaws authorize the Board to fix the number of Directors to be elected from time-to-time. By proper motion, it has established the number at three Class II Directors each to be elected for a three-year term expiring in 2013 and a pool of three Alternate Directors each to be elected for a one-year term expiring in 2011.

The Nominating Committee has recommended the slate of nominees listed below for election as Class II Directors and Alternate Directors. Management is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Corporation’s Bylaws.

The following information, as of February 25, 2010, is provided with respect to the nominees for election to the Board.

			Director
Name	Age	Business Experience	Since**

Class II (each continuing for a three-year term expiring 2013):*
Charles H. Hoeflich	95	Chairman Emeritus of the Corporation	1962
William G. Morral, CPA	63	Financial Consultant; Former CFO, Moyer Packing Company	2002
John U. Young	71	Retired President and CEO, Alderfer Bologna Co., Inc.	1990
Alternate Directors (each to be elected for a one-year term expiring 2011):*
Douglas C. Clemens	53	President, Clemens Food Group	2009
K. Leon Moyer	60	Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank	2005
Margaret K. Zook	64	Retired Executive Director, Souderton Mennonite Homes (Retirement Community)	1999

The following Directors are not subject to election now as they were elected in prior years for terms expiring in future years.

			Director
Name	Age	Business Experience	Since**

Class I (each continuing for a three-year term expiring 2012):
William S. Aichele	59	Chairman, President and CEO of the Corporation and Chairman of the Bank	1990
Thomas K. Leidy	71	Retired President and CEO, Leidy’s Inc. (Pork Processing), Vice President, ALL Holdings	1984
H. Paul Lewis	66	Retired Executive Vice President of the Bank; Vice President/Sales Agent, Bucks County Commercial Realty, Inc.	2008
Mark A. Schlosser	45	Secretary/Treasurer, Schlosser Steel, Inc.	2005
Class III (each to be elected for a three-year term expiring 2011):
Marvin A. Anders	69	Retired Chairman of the Corporation and the Bank	1996
R. Lee Delp	62	Principal, R. L. Delp & Company (Business Consulting)	1994
H. Ray Mininger	68	Vice President/Secretary, H. Mininger & Son, Inc. (General Contractor)	1995
P. Gregory Shelly	63	President, Shelly Enterprises, Inc. (Building Materials)	1985

*	All nominees are now directors or alternate directors respectively.

**	Dates indicate initial year as a director or alternate director of Univest or the Bank.

The following information, as of February 25, 2010, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director or Alternate Director of the Board.

			Current
			Position
Name	Age	Current Primary Positions	Since

Duane J. Brobst	57	Executive Vice President and Chief Risk Officer of the Corporation and the Bank; (Has been employed by the Corporation for the past sixteen years, most recently as Chief Credit Officer prior to this position)	2008
Kenneth D. Hochstetler	48	Senior Executive Vice President of the Corporation; President of Univest Investments; and President of Univest Insurance	2004
Jeffrey M. Schweitzer	36	Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Prior to joining the Corporation in 2007, was employed for twelve years at Ernst & Young, LLP, most recently as senior manager)	2007

Beneficial Ownership of Directors and Officers

	Shares of
	Common Stock	Percent of
	Beneficially	Outstanding
Name	Owned at 2/25/10*	Shares

William S. Aichele(1)	159,028	**
Marvin A. Anders(2)	112,510	**
Douglas C. Clemens	4,038	**
R. Lee Delp	10,107	**
Charles H. Hoeflich	217,377	1.31%
Thomas K. Leidy(3)	107,407	**
H. Paul Lewis	6,303	**
H. Ray Mininger(4)	30,304	**
William G. Morral(5)	32,347	**
K. Leon Moyer(6)	70,462	**
Mark A. Schlosser(7)	16,276	**
P. Gregory Shelly(8)	116,666	**
John U. Young(9)	18,107	**
Margaret K. Zook	1,116	**
Jeffrey M. Schweitzer(10)	9,840	**
Kenneth D. Hochstetler(11)	25,935	**
Duane J. Brobst(12)	25,984	**
All Directors and Executive Officers as a Group (17 persons)	963,897	5.82%

*	The shares “Beneficially owned” may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.

(1)	Includes 9,608 shares in the Univest Deferred Salary Savings Plan in which Mr. Aichele has a pecuniary interest. He disclaims beneficial ownership of these shares. Also included are 38,249 shares which may be acquired by the exercise of vested stock options.

(2)	Includes 36,297 shares owned by a member of Mr. Anders’ family. He disclaims beneficial ownership of these shares.

(3)	Includes 10,244 shares owned by a member of Mr. Leidy’s family and 3,725 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.

(4)	Includes 9,665 shares over which Mr. Mininger shares voting and/or investment power and 985 shares owned by a member of his family. He disclaims beneficial ownership of these shares.

(5)	Includes 3,193 shares owned by members of Mr. Morral’s family and 2,268 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.

(6)	Includes 6,868 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 15,000 shares which may be acquired by the exercise of vested stock options.

(7)	Includes 15,433 shares over which Mr. Schlosser shares voting and/or investment power and 843 shares owned by a member of his family. He disclaims beneficial interest of these shares.

(8)	Includes 40,979 shares owned by members of Mr. Shelly’s family. He disclaims beneficial ownership of these shares.

(9)	Includes 7,114 shares owned by a member of Mr. Young’s family. He disclaims beneficial ownership of these shares.

(10)	Includes 667 shares which may be acquired by the exercise of vested stock options.

(11)	Includes 5,767 shares which may be acquired by the exercise of vested stock options.

(12)	Includes 5,333 shares which may be acquired by the exercise of vested stock options.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16 (a) reports by its Officers, Directors and greater than ten percent beneficial owners were timely filed except reports filed by: John U. Young for the purchase of 400 shares of Common Stock on November 11, 2009 and 100 shares of Common Stock on November 20, 2009, which were inadvertently filed late; and H. Paul Lewis for the purchase of 1,000 shares of Common Stock on November 11, 2009, which was inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation’s Board met eleven (11) times during 2009. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members, except Mr. Hoeflich who attended 56%. All Directors are encouraged to attend the annual meeting of Shareholders. In 2009, all Directors were present at the annual shareholder’s meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board members or committee chairs, please mail your correspondence to:

Univest Corporation
Attention (Board Member’s name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 64197
Souderton, PA 18964

Board of Director Committees for the Fiscal Year Ended December 31, 2009

Nominating
	Corporate			and
Board Member	Board	Audit	Compensation	Governance	Independent*

William S. Aichele	Chairman	—	—	—	—
Marvin A. Anders	X	Chairman	X	Chairman	X
R. Lee Delp	X	—	Chairman	X	X
Charles H. Hoeflich	X	—	X	X	X
Thomas K. Leidy	X	—	X	X	X
H. Paul Lewis	X	X	—	—	X
H. Ray Mininger	X	—	—	—	—
William G. Morral	X	X	—	—	X
Mark A. Schlosser	X	—	X	X	X
P. Gregory Shelly	X	X	—	—	X
John U. Young	X	X	—	—	X

*	Director meets the independence requirements as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Audit Committee

The Audit Committee’s responsibilities include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management and the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

As of January 1, 2009, Marvin A. Anders was named Chairman of the Audit Committee. The Board has determined that Mr. Anders meets the requirements adopted by the Securities and Exchange Commission and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Anders has past employment experience with the Corporation, from which he retired as Chairman in 2004. Mr. Anders has served as a member of the Board since 1996. Mr. Anders’ extensive career experience with the Corporation exceeded forty year and included active supervision of audit, operations and trust, providing him with a high level of financial sophistication, as well as a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The Board approved an updated Audit Committee Charter in January 2010. Also at the January 2010 meeting of the Audit Committee, the Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy. Copies of these documents may be found on the Corporation’s Web Site: www.univest.net in the “INVESTORS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (Committee) met five (5) times in 2009. The Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2009, with the Corporation’s management. The Committee has discussed with KPMG LLP (KPMG), the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2009, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees) and SAS No. 99 (Statement on Auditing Standards.)

The Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and the Committee has discussed the independence of KPMG with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

UNIVEST AUDIT COMMITTEE:

Marvin A. Anders, Chairman
William G. Morral
H. Paul Lewis
P. Gregory Shelly
John U. Young

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of our board has appointed KPMG LLP as our independent registered public accounting firm for 2010. KPMG LLP was first engaged as our independent registered public accounting firm in 2004 and has audited our financial statements for 2009. Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast on the matter.

Although shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the appointment, the audit committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered by KPMG:

	2009	2008

Audit Fees: Annual Report and Quarterly Reviews	$421,016	$417,249
Audit Fees: Issuance of Comfort Letters and Consents(1)	176,537	16,500

Subtotal Audit Fees	597,553	433,749

Audit Related Fees(2)	81,616	71,100
Tax Fees(3)	78,517	64,914

Total Fees	$757,686	$569,763

(1)	100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.

(2)	Includes audit of benefit plans, FOCUS report audit and student loan agreed upon procedures; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.

(3)	Includes preparation of federal and state tax returns and tax compliance issues; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation’s business operations. To further that objective, the Corporation’s executive compensation program is designed to:

•	Attract and retain employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•	Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of Corporation stock in order to better align the executives’ interests with those of the shareholders’ interests through a variety of plans.

•	Ensure, to the extent possible, that compensation has been and will continue to be tax deductible.

An executive’s total compensation is composed of three primary components: base salary compensation, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors, which are measured objectively and subjectively by the Compensation Committee. Although there are no formal guidelines with respect to the amount of each named executive officers’ compensation that is in the form of base salary, annual incentive compensation and long-term incentive compensation, in general the compensation program results in the approximate following payouts:

			Long-Term
		Annual Incentive	Incentive	Total
	Base Salary	Compensation	Compensation	Compensation

CEO — Corporation	50.0%	25.0%	25.0%	100.0%
CEO — Bank	50.0%	20.0%	30.0%	100.0%
SEVP	50.0%	20.0%	30.0%	100.0%
EVP	65.0%	15.0%	20.0%	100.0%

As a result of there being no annual incentive paid for 2009, the actual payout of total compensation for 2009, consisting of base salary, annual incentive compensation and long-term incentive stock option and restricted stock grants, differed from the table above and was as follows:

			Long-Term
		Annual Incentive	Incentive	Total
	Base Salary	Compensation	Compensation	Compensation

CEO — Corporation	66.4%	0.0%	33.6%	100.0%
CEO — Bank	60.0%	0.0%	40.0%	100.0%
SEVP	56.8%	0.0%	43.2%	100.0%
EVP	73.9% - 78.7%	0.0%	21.3% - 26.1%	100.0%

Payouts under the Annual Incentive Compensation plan are generally made in cash, although they may be made in stock, and long-term incentive compensation awards are normally in the form of restricted stock and/or stock options.

EXECUTIVE COMPENSATION

BASE SALARY COMPENSATION

The Compensation Committee’s approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor markets as the pool of executives who are currently employed in similar positions in companies with similar asset size, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has, from time to time, enlisted the assistance of independent compensation consultants. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

During 2009, the Corporation engaged Mosteller & Associates to accumulate comparative data on the Corporation’s peer group which the Compensation Committee utilized in adjusting the base salary of its executive group. The Corporation’s peer group, twenty-one (21) institutions of similar asset size and regional location, consists of: S&T Bancorp, Inc.; Harleysville National Corporation; Independent Bank Corp.; WSFS Financial Corporation; Sandy Spring Bancorp, Inc.; Washington Trust Bancorp, Inc.; Tompkins Financial Corporation; Lakeland Bancorp, Inc.; Hudson Valley Holding Corp.; Sterling Bancorp; Peoples Bancorp Inc.; First Defiance Financial Corp.; Smithtown Bancorp, Inc.; Oceanfirst Financial Corp.; Parkvale Financial Corporation; Arrow Financial Corporation; First United Corporation; First National Community Bancorp; First Chester County Corp.; VIST Financial Corp; and Bryn Mawr Bank Corporation.

Increases in base salary compensation during 2009 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a generally broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

In January 2010, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer and determined that there would be no increases to base salaries for the named executive officers for 2010. The Committee met in executive session, without the Chief Executive Officer present, to discuss the individual performance of the CEO.

Compensation for Group Life Insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

ANNUAL INCENTIVES

Univest established a non-equity annual incentive plan to reward executive officers for accomplishing annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program consists primarily of cash bonuses paid for: 1) individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy; and 2) meeting annual Corporation performance goals (annual net income, efficiency ratio, return on average assets, return on average equity or other annual performance targets as set by the Compensation Committee). An executive may receive up to 50% of their annual incentive bonus in shares of the Corporation’s stock which the Corporation will match with a restricted stock grant. The restricted stock grant will vest ratably over a five-year period. The purpose of this deferral option is to further align the executive’s interests with those of the shareholders, promote retention and keep the executive focused on the long-term viability, performance and stability of the Corporation.

For the year-ended December 31, 2009, based on the projected performance goals, the Threshold was set at a 40% payout, the Target was established at a 100% payout and Optimum was established at a 150% payout; if the projected performance goals are less than the established threshold amounts, there is no payout. Understanding that actual results will not equal the Target, Threshold or Optimum goals exactly, the payout under the Annual Incentive Compensation plan will be interpolated based on actual results compared to Threshold, Target and Optimum. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum. The Annual Incentive Compensation plan provides for laddered payouts based on actual results compared to Target and by Officer Category as detailed in the table below. Category 1 is the CEO of the Corporation, Category 2 is the CEO of the Bank, Category 3 is any Senior Executive Vice President of the Corporation or Bank and Category 4 is any Executive Vice President of the Corporation or Bank.

	Threshold	Target	Optimum

Category 1	20.0%	50.0%	75.0%
Category 2	16.0%	40.0%	60.0%
Category 3	14.0%	35.0%	52.5%
Category 4	10.0%	25.0%	37.5%

Note: Above percentages are a percent of year-to-date base salary.

The payout under the Annual Incentive Compensation plan will occur during February of each year for which a payout is made. The payout will be based 25% on the performance of the individual and their contribution to the corporation in the particular year and 75% on the achievement of Corporation performance targets for the year. Each individual performance metric will have a Threshold, Target and Optimum component.

The Corporate performance metrics which will be measured each have a 25% weighting and will be:

•	Net Income

•	Return on average assets

•	Return on average equity

•	Efficiency ratio

Recognizing that unforeseen events in the economy could have an impact on yearly performance of the Corporation, but still result in the Corporation, through focused and disciplined management, exceeding the performance of its Select Peer Group, as determined by the Board of Directors, which consists of ten high-performing financial institutions located within or close to the Corporation’s market area, the Annual Incentive Compensation Plan also has a Peer Performance Lever. The Compensation Committee has the discretion to pay out at the Threshold level, even if the Corporation’s performance does not meet Threshold levels, if the Corporation’s performance exceeds 50% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Additionally, the Compensation Committee has the discretion to pay out at the Target level, even if the Corporation’s performance does not meet Target levels, if the Corporation’s performance exceeds 80% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Finally, the Compensation Committee has the discretion to not pay out the Annual Incentive Compensation if the Corporation’s performance does not exceed 40% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended.

The financial targets set by the Compensation Committee for 2009 for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Threshold	Target (Plan)	Optimum

Net Income (000’s)	$18,878	$20,976	$25,171
Return on Average Assets	0.90	1.00	1.20
Return on Average Equity	8.85	9.83	11.80
Efficiency Ratio	63.10	61.60	59.10

In January 2010, the Compensation Committee reviewed the Corporation’s performance compared to the targets established for 2009. Based on this review, it was determined that none of the financial targets were achieved in 2009. Univest achieved net income of $10.8 million, which was below the threshold level of $18.9 million; return on average assets of 0.52%, which was below the threshold level of 0.90%; return on average equity of 4.68%, which was below the threshold level of 8.85%; and an efficiency ratio of 63.88%, which was below the threshold level of 63.10%. As a result, it was determined that no cash bonus would be paid to the executives of the Corporation for 2009.

Additionally, in January 2010, the Compensation Committee reviewed the Corporation’s performance to its Select Peer Group for 2009, noting that the Corporation’s return on average assets and return on average equity exceeded seven of the ten Select Peers. In recognition of the Corporation’s performance compared to its Select Peers, the Compensation Committee determined it was appropriate to exercise the Peer Performance Lever under the Plan. However, given the overall performance of the Corporation compared to historical standards, it was determined that a cash bonus was not prudent and instead a grant of restricted stock, with a three-year vesting term, would be granted to the executives in lieu of a cash bonus to more fully align the executives’ interests with those of the shareholders of the Corporation. The number of shares issued was based on the threshold level of payout for corporate performance and also the individual’s personal performance and contribution to the Corporation. This was translated into an equivalent cash bonus which was then divided by the Corporation’s stock price at January 31, 2010 to determine the number of restricted shares to be granted to the individual executive. As a result, on January 31, 2010, the Corporation granted the following restricted shares:

Shares of
Restricted
Executive	Stock Granted

William S. Aichele	8,639 shares
K. Leon Moyer	3,667 shares
Kenneth D. Hochstetler	1,473 shares
Jeffrey M. Schweitzer	2,112 shares
Duane J. Brobst	1,689 shares

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants, which are granted based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group.

At the Annual Meeting in 2003, the shareholders approved the Univest 2003 Long-Term Incentive Plan; at the Annual Meeting in 2008, the shareholders approved the Amended and Restated Univest 2003 Long-term Incentive Plan. The purpose of the plan is to enable employees of the Corporation to: (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2003 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights, restricted stock, and/or long-term performance awards to participants. With respect to these grants, 1,500,000 shares were set aside for these long-term incentives. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of the fair market value; and any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

Long-term incentive compensation consists of a combination of stock options and performance-based restricted stock. The granting of options is anticipated to occur annually, at the discretion of the Compensation Committee, on January 31st and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. The number of options to be granted each year will be determined by the Compensation Committee.

Performance-based restricted stock grants are anticipated to be granted each year on January 31st based on the Top Quintile performance as detailed in the chart below. The performance-based restricted stock will vest on February 15th after three years of performance (i.e. restricted stock granted on January 31, 2010 will vest on February 15, 2013) based on the Corporation’s performance compared to its Select Peer Group with respect to three-year average Return on Average Assets and Return on Average Equity, blended.

	Top Quintile	2nd Quintile	3rd Quintile
	80% - 100%	60% - 80%	40% - 60%

Category 1	7,500	5,000	2,500
Category 2	5,625	3,750	1,875
Category 3	3,750	2,500	1,250
Category 4	2,250	1,500	750

On January 31, 2010, the Compensation Committee approved the granting of performance based restricted stock to the following named executives:

Shares of
Restricted Stock
Executive	Granted

William S. Aichele	7,500 shares
K. Leon Moyer	5,625 shares
Kenneth D. Hochstetler	3,750 shares
Jeffrey M. Schweitzer	2,250 shares
Duane J. Brobst	2,250 shares

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 7, 2009, and non-qualified pension plans for certain executive officers. The Defined Benefit Pension Plan (DBPP) is a nondiscriminatory retirement plan which qualifies under the Internal Revenue Code. The DBPP is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation and its wholly owned subsidiaries. In order to be eligible for the DBPP, employees must complete one year of service (defined as working more than 1,000 hours) and attain age 21. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA.) The DBPP is administered by a Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed Univest National Bank and Trust Co., a wholly owned subsidiary of the Corporation, as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants. Entrance into the DBPP was frozen to new entrants as of December 7, 2009.

On June 24, 2009, the Compensation Committee of the Board of Directors of the Corporation resolved that effective December 31, 2009, the benefits under the DBPP, in its current form, would be frozen and the current plan would be amended and converted to a cash balance plan under which employees would continue to receive future benefits in accordance with the provisions of the cash balance plan.

The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued as 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

Benefits under the cash balance plan will be credited to the employees’ account based on the following formula:

Annual Benefit
Years of Service	Credited

0 — 10	3% of salary
11 — 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ account will be credited with a guaranteed return of the ten year treasury note rate plus 1% not to exceed the 30 year treasury note rate. In order to not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBBP or the new cash benefit account.

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. The early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 6% per year for the first five years and 4% per year thereafter to age 55.

Participants are not vested until they have completed five years of service, at which time they become fully vested in the DBPP. Participants will not be vested until they have completed three years of service, at which time they will become fully vested in the cash balance plan. Participants may elect to receive pension benefits in the form of a joint and survivor annuity, a life annuity, or a lump-sum payment.

A vested participant who dies before the annuity starting date and who has a surviving spouse shall have his death benefit paid to his surviving spouse in the form of a pre-retirement survivor annuity and may have his death benefit distributed to his beneficiaries within five years after his death.

While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (PBGC) up to specified limitations.

Should the DBPP/cash balance plan terminate at some future time, its assets generally will not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.

The non-qualified plans include a Supplemental Retirement Plan and a Supplemental Non-Qualified Pension Plan inclusive of a Medical Reimbursement Plan and Split-Dollar Life Insurance. These non-qualified plans generally provide an additional retirement benefit paid to the employee beginning at age 65 for a term between 10 and 15 years, plus death benefits. An employee, upon attaining the age of 60, may elect early retirement and be entitled to receive this benefit based upon the employee’s accrual balance as of the early retirement date.

The Supplemental Retirement Plan (SERP) was established in 1994 for employees whose date of hire was prior to January 1, 1994, were a current participant in the qualified pension plan for at least five years and whose benefit under the qualified pension plan was affected by the changes made to the Internal Revenue Code Section 401(a)(17) as enacted in the Omnibus Budget Reconciliation Act of 1993. The SERP establishes a payment to the participant that equates to the difference between: the payment amount of the qualified plan retirement benefit to which the participant would have been entitled under the qualified plan if such benefit were computed subject to Code Section 401(a)(17) as in effect prior to the effective date of the Omnibus Budget Reconciliation Act of 1993; and the amount of the qualified plan retirement benefit actually payable to the participant. Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control.

The Supplemental Non-Qualified Pension Plan (SNQPP) was established in 1981 for employees who have served for several years, with ability and distinction, in one of the primary policy-making senior level positions at Univest, with the understanding that the future growth and continued success of Univest’s business may well reflect the continued services to be rendered by these employees and Univest’s desire to be reasonably assured that these employees will continue to serve and realizing that if these employees would enter into competition with Univest, it would suffer severe financial loss. The SNQPP was established prior to the existence of a 401K Deferred Savings Plan, the Employee Stock Purchase Plan and the Long-Term Incentive Plans and therefore is not actively offered to new participants. At the age of 65 years, covered employees will receive annual payments equivalent to fifty percent of their annual salary at their retirement date, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Between the ages of 60 and 65, covered employees may choose early retirement and receive payments under the SNQPP based on the employee’s accrual balance, adjusted annually thereafter by a percentage of the change in the CPI. The benefit period is a maximum of fifteen years. Benefits will continue to be paid to the employee’s beneficiary upon the employee’s death for the remainder of the benefit period. Payments under the SNQPP are capped each year and adjusted annually by a percentage of the change in the CPI. In 2009 the maximum benefit payable was $110 thousand. Upon a change in control, the covered employee is entitled to a lump sum benefit equal to the present value of his accrued balance using the ten-year Treasury yield. Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest.

The SNQPP also includes a Medical Reimbursement Plan providing covered employees, who maintain a medical insurance policy during retirement, reimbursements for uncovered medical expenses up to $5,000 per annum during the benefit period.

During 2000, Univest purchased Bank Owned Life Insurance (BOLI) to offset the funding needs of future obligations under these non-qualified pension plans. The SNQPP includes a Split-Dollar Agreement which provides the covered employee’s beneficiary a fixed dollar amount of the death proceeds under the BOLI. The fixed dollar amounts payable range between $100,000 and $250,000.

Income tax regulations require the inclusion of nonqualified deferred compensation benefits as wages for Social Security and Medicare tax purposes. The non-qualified plan benefits and vesting provisions are reviewed annually, the covered employees’ Social Security and Medicare wages reflect includable nonqualified deferred compensation, and appropriate taxes are withheld.

On an optional basis, all officers and employees who have attained the age of 21 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (DSSP). In the year 2009, participants could defer up to a maximum of $16,500 if under age 50 and $22,000 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant’s salary. All contributions are invested via a trust. The Corporation’s matching contributions for 2009, 2008 and 2007, amounting to $536,380, $493,000 and $507,000, respectively, are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant’s retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Certain named executive officers receive expense allowances, a car allowance and/or country club membership dues. These perquisites are determined by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services; these services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

FUTURE COMPENSATION DETERMINATION

The Committee will continue to reassess Univest’s executive compensation program in order to ensure that it promotes the long-term objectives of Univest, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts and retains top-level executives who will manage strategically in 2010 and beyond.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Corporation and the Compensation Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Corporation’s tax deduction with respect to any affected compensation.

DIRECTOR COMPENSATION

For the year ended December 31, 2009, each non-employee Director or Alternate Director was paid an annual retainer fee of $12,000. Each non-employee Director receives a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest National Bank and Trust Co. which he/she attends. Each Alternate Director receives a “consultant fee” of $900 for each Board meeting of Univest Corporation of Pennsylvania or Univest National Bank and Trust Co. which he/she attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors or Alternate Directors who attend committee meetings of the Board receive a fee ranging from $550 to $800 for each meeting attended.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election.

Certain directors who were formerly employed by Univest continue to receive retirement benefits under the qualified pension plan and nonqualified pension plans. Under the Univest 2003 Long-Term Incentive Plan, optionees may exercise their vested stock options up to two years after their retirement date. Benefits under these retirement and stock-based compensation plans were incentives for continued employment as executive officers for Univest and not compensation to such individuals to serve as directors for Univest. None of these directors served in the capacity of a principal or named executive officer during 2009. Therefore, these amounts are not reflected in the Director Compensation table.

CONCLUSION

Through the programs described above, a significant portion of the Corporation’s executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The following tables set forth for the fiscal years ending December 31, 2009, 2008 and 2007, the compensation which the Corporation and its subsidiaries paid to its principal executive officer, principal financial officer and three other named executive officers. These tables should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William S. Aichele,	2009	$450,000	$-0-	$227,992	$-0-	$-0-	$362,285	$53,974	$1,094,251
Chairman, President, and CEO of the	2008	430,000	-0-	52,078	-0-	112,501	135,654	45,062	775,295
Corporation and Chairman of the Bank	2007	395,000	-0-	105,550	95,183	104,181	245,126	32,134	977,174
K. Leon Moyer,	2009	293,000	-0-	157,190	38,145	-0-	340,401	36,251	864,987
Vice Chairman of the Corporation and	2008	271,300	-0-	22,698	-0-	56,794	191,131	34,578	576,501
President and CEO of the Bank	2007	246,000	-0-	52,775	47,592	45,418	203,389	19,938	615,112
Jeffrey M. Schweitzer, CPA,	2009	220,000	-0-	59,504	-0-	-0-	-0-	11,417	290,921
Executive Vice President and CFO	2008	200,000	-0-	3,276	-0-	26,163	-0-	18,810	248,249
of the Corporation and of the Bank(k)	2007	46,154	-0-	21,110	27,242	6,594	-0-	800	101,900
Kenneth D. Hochstetler,	2009	185,000	-0-	101,101	39,815	-0-	29,982	25,069	380,967
Senior Executive Vice President of the	2008	166,250	-0-	9,880	-0-	30,465	12,707	23,345	242,647
Corporation; President of Univest Investments; and President of Univest Insurance	2007	150,000	-0-	21,110	27,242	19,782	21,381	12,268	251,783
Duane J. Brobst,	2009	176,000	-0-	62,261	-0-	-0-	61,562	17,256	317,079
Executive Vice President and Chief	2008	164,166	-0-	9,230	-0-	21,484	20,183	27,428	242,491
Risk Officer of the Corporation and of the Bank	2007	140,000	-0-	21,110	27,242	18,463	40,586	27,161	274,562

(f)	Represents the fair value for all stock options granted during 2009, 2008 and 2007, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 11 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2009.

(i)	Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, imputed income on split dollar life insurance plans, car allowance, expense allowance, personal tax preparation services, and country club membership dues.

(k)	Mr. Schweitzer joined Univest in October 2007; amounts in the table for 2007 are not reflective of an entire twelve-month period.

GRANTS OF PLAN-BASED AWARDS

								All Other		All Other
								Stock		Option		Grant Date
								Awards:		Awards:		Fair Value
					Estimated Future Payouts			Number of		Number of	Exercise or	of Stock
		Estimated Possible Future Payouts			Under Equity Incentive Plan			Shares of		Securities	Base Price	and Option
	Grant	Under Non-equity Incentive Plan Awards(a)			Awards(a)			Stock or		Underlying	of Option	and
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards

		($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Share)

William S. Aichele	1/31/09							7,500	(b)	-0-		$171,750
	2/02/09	$90,000	$225,000	$337,500	N/A	N/A	N/A	2,305	(c)	-0-	N/A	56,242
K. Leon Moyer	1/31/09							5,625	(b)	5,000	$22.90	166,958
	2/02/09	46,880	117,200	175,800	N/A	N/A	N/A	1,163	(c)	-0-	N/A	28,377
Jeffrey M. Schweitzer	1/31/09							2,250	(b)	-0-		51,525
	2/02/09	22,000	55,000	82,500	N/A	N/A	N/A	327	(c)	-0-	N/A	7,979
Kenneth D. Hochstetler	1/31/09							3,750	(b)	5,000	22.90	125,690
	2/02/09	25,900	64,750	97,125	N/A	N/A	N/A	624	(c)	-0-	N/A	15,226
Duane J. Brobst	1/31/09							2,250	(b)	-0-		51,525
	2/02/09	17,600	44,000	66,000	N/A	N/A	N/A	440	(c)	-0-	N/A	10,736

(a)	The named executive officers may elect to receive up to 50% of their annual incentive compensation (listed under “Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards”) in the form of the Corporation’s stock which will be matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period. For presentation purposes, it is assumed that the named executive officers will not make the 50% election.

(b)	These are performance-based awards which will vest based upon the Corporation’s performance against its peers over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.

(c)	The named executive officers elected to receive a portion (up to 50%) of their 2008 annual incentive compensation in the form of the Corporation’s stock which was matched by the Corporation in the form of a restricted stock grant in 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

							Stock Awards
											Equity
											Incentive
											Plan Awards:
											Market or
	Option Awards(a)									Equity	Payout
				Equity						Incentive Plan	Value of
				Incentive						Awards:	Unearned
				Plan Awards:					Market	Number of	Shares,
		Number of	Number of	Number of				Number of	Value	Unearned	Units or
		Securities	Securities	Securities				Shares or	of Shares or	Shares, Units	Other
	Option	Underlying	Underlying	Underlying			Stock	Units of	Units of	or Other	Rights that
	Award	Unexercised	Unexercised	Unexercised	Option	Option	Award	Stock that	Stock that	Rights that	have not
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Grant	have not	have not	have not	Vested
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Date	Vested (#)	Vested ($)	Vested (#)	($)

William S. Aichele(a)	12/31/03	20,249	-0-	-0-	$28.27	12/31/13	12/31/07	1,666	$29,205	-0-	$-0-

	12/31/05	15,000	-0-	-0-	24.27	12/30/15	1/31/08	1,602	28,083	-0-	-0-

	12/31/07	3,000	-0-	24,000	21.11	12/31/17	1/31/09	7,500	131,475	-0-	-0-

							2/02/09	2,305	40,407	-0-	-0-

K. Leon Moyer(a)	12/31/03	6,000	-0-	-0-	28.27	12/31/13	12/31/07	833	14,602	-0-	-0-

	12/31/05	7,500	-0-	-0-	24.27	12/30/15	1/31/08	698	12,236	-0-	-0-

	12/31/07	1,500	-0-	12,000	21.11	12/31/17	1/31/09	5,625	98,606	-0-	-0-

	1/31/09	-0-	-0-	5,000	22.90	1/31/19	2/02/09	1,163	20,387	-0-	-0-

Jeffrey M. Schweitzer	12/31/07	667	-0-	5,333	21.11	12/31/17	12/31/07	333	5,837	-0-	-0-

							1/31/08	100	1,753	-0-	-0-

							1/31/09	2,250	39,443	-0-	-0-

							2/02/09	327	5,732	-0-	-0-

Kenneth D. Hochstetler	12/31/03	2,100	-0-	-0-	28.27	12/31/13	12/31/07	333	5,837	-0-	-0-

	12/31/05	3,000	-0-	-0-	24.27	12/30/15	1/31/08	304	5,329	-0-	-0-

	12/31/07	667	-0-	5,333	21.11	12/31/17	1/31/09	3,750	65,738	-0-	-0-

	1/31/09	-0-	-0-	5,000	22.90	1/31/19	2/02/09	624	10,939	-0-	-0-

Duane J. Brobst	12/31/03	2,250	-0-	-0-	28.27	12/31/13	12/31/07	333	5,837	-0-	-0-

	12/30/05	3,000	-0-	1,000	24.27	12/30/15	1/31/08	284	4,979	-0-	-0-

	12/31/07	667	-0-	5,333	21.11	12/31/17	1/31/09	2,250	39,443	-0-	-0-

							2/02/09	440	7,713	-0-	-0-

(a)	Includes both non-qualified and incentive stock options.

OPTIONS AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

12/31/2003	33.3334% Vested in 2005; 33.3333% Vested in 2006; and 33.3333% Vested in 2007
12/30/2005	33.3334% Vested in 2007; 33.3333% Vested in 2008; and 33.3333% Vested in 2009
12/31/2007	33.3334% Vested in 2009; 33.3333% Vests in 2010; and 33.3333% Vests in 2011
1/31/2009	33.3334% Vests in 2011; 33.3333% Vests in 2012; and 33.3333% Vests in 2013

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

12/31/2007	33.3334% Vested in 2008; 33.3333% Vested in 2009; and 33.3333%Vests in 2010
1/31/2008	20% Vested in 2009; 20% Vests in 2010; 20% Vests in 2011; 20% Vests in 2012; and 20% Vests in 2013
1/31/2009	100% or less vests on 2/14/2012 based on the Corporation’s performance against its peers
2/02/2009	20% Vests in 2010; 20% Vests in 2011; 20% Vests in 2012; 20% Vests in 2013; and 20% Vests in 2014

OPTIONS EXERCISED AND STOCK VESTING TABLE

	Options Awards(a)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized(b)	Acquired	Realized on
Name	Exercise	on Exercise	on Vesting	Vesting

	(#)	($)	(#)	($)

William S. Aichele	-0-	$-0-	2,068	$38,405
K. Leon Moyer	-0-	-0-	1,008	18,610
Jeffrey M. Schweitzer	-0-	-0-	359	6,433
Kenneth D. Hochstetler	-0-	-0-	409	7,578
Duane J. Brobst	-0-	-0-	404	7,463

(a)	The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Corporation stock having an equivalent value. This exchange allows the executives to exercise their options on a net basis without having to pay the exercise price in cash. However, it will result in the executives acquiring fewer shares than the number of options exercised.

(b)	“Value Realized” is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date. Fair Market Value is calculated as the mean of the closing bid and asked prices of the Corporation’s common stock as reported by the NASDAQ Stock Market.

PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year

		(#)	($)(a)	($)

William S. Aichele	Defined Benefit Pension Plan	38.05	$790,318	$-0-
	Supplemental Retirement Plan	38.05	719,142	-0-
	Supplemental Non-Qualified Pension Plan	—	859,727	-0-

K. Leon Moyer	Defined Benefit Pension Plan	38.95	865,883	-0-
	Supplemental Retirement Plan	38.95	150,599	-0-
	Supplemental Non-Qualified Pension Plan	—	884,627	-0-

Jeffrey M. Schweitzer	Defined Benefit Pension Plan	2.25	N/A	N/A
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

Kenneth D. Hochstetler	Defined Benefit Pension Plan	18.00	150,959	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

Duane J. Brobst	Defined Benefit Pension Plan	17.61	266,332	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

(a)	Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 10 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
Name	in 2009	in 2009	2009	Distributions	2009

	($)	($)	($)	($)	($)

William S. Aichele	$-0-	$-0-	$-0-	$-0-	$-0-
K. Leon Moyer	-0-	-0-	-0-	-0-	-0-
Jeffrey M. Schweitzer	-0-	-0-	-0-	-0-	-0-
Kenneth D. Hochstetler	-0-	-0-	-0-	-0-	-0-
Duane J. Brobst	-0-	-0-	-0-	-0-	-0-

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the above tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. None of the named executive officers in the tables above has an individual change in control or employment agreement, but provisions for these triggering events are addressed within the 2003 Long-term Incentive Plan, the Defined Benefit Pension Plan (DBPP), the Supplemental Retirement Plan (SERP) and the Supplemental Non-Qualified Pension Plan (SNQPP).

2003 Long-term Incentive Plan

Upon a change in control, stock options and restricted stock awards which have been held for at least six months shall become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested, and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three-months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events if such event occurred on December 31, 2009:

		Option Awards				Restricted Stock Awards
						Number of
		Number of	Average	Aggregate		Awards that	Aggregate
		Options that could	Option	Intrinsic		could be	Intrinsic
		be Accelerated	Exercise Price	Value of		Accelerated	Value of
		and Become	of Accelerated	Accelerated	Expiration	and Become	Accelerated
Name	Triggering Event	Exercisable	Options	Options	Date	Vested	Awards

		(#)	($)	($)		(#)	($)

William S. Aichele	Retirement, Early-retirement or Termination due to Disability	24,000	$21.11	$-0-	12/31/11	13,073	$229,823
	Termination by Death	24,000	21.11	-0-	12/31/10	13,073	229,823
	Change in Control	24,000	21.11	-0-	3/31/10	13,073	229,823
K. Leon Moyer	Retirement, Early-retirement or Termination due to Disability	17,000	21.64	-0-	12/31/11	8,319	146,248
	Termination by Death	17,000	21.64	-0-	12/31/10	8,319	146,248
	Change in Control	17,000	21.64	-0-	3/31/10	8,319	146,248
Jeffrey M. Schweitzer	Retirement, Early-retirement or Termination due to Disability	5,333	21.11	-0-	12/31/11	3,010	52,916
	Termination by Death	5,333	21.11	-0-	12/31/10	3,010	52,916
	Change in Control	5,333	21.11	-0-	3/31/10	3,010	52,916
Kenneth D. Hochstetler	Retirement, Early-retirement or Termination due to Disability	10,333	21.98	-0-	12/31/11	5,011	88,093
	Termination by Death	10,333	21.98	-0-	12/31/10	5,011	88,093
	Change in Control	10,333	21.98	-0-	3/31/10	5,011	88,093
Duane J. Brobst	Retirement, Early-retirement or Termination due to Disability	5,333	21.11	-0-	12/31/11	3,307	58,137
	Termination by Death	5,333	21.11	-0-	12/31/10	3,307	58,137
	Change in Control	5,333	21.11	-0-	3/31/10	3,307	58,137

Defined Benefit Pension Plan (DBPP)

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. The early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 6% per year for the first five years and 4% per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse shall have his death benefit paid to his surviving spouse in the form of a pre-retirement survivor annuity and may have his death benefit distributed to his beneficiaries within five years after his death. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the DBPP.

Supplemental Retirement Plan (SERP)

Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the SERP.

Supplemental Non-Qualified Pension Plan (SNQPP)

Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. Upon a change in control or death of the covered employee prior to their retirement date, the covered employee, or employee’s designated beneficiary is entitled to a lump sum benefit equal to the present value of his accrued balance using the ten-year Treasury yield. The “accrued balance” is the projected lump sum of the employee’s retirement benefit payable upon the employee’s attainment of age 65. Upon early-retirement, which is obtainable at the age of sixty, the employee is entitled to the accrual balance payable over fifteen years, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Upon termination of employment due to disability, the employee is entitled to the accrual balance payable, commencing at age 65, provided that the amount of the retirement benefit shall be based on the accrual balance on the date of termination due to disability, increased by an interest factor equal to the interest factor used in determining the accrual balance. If an employee terminated due to disability, and a change of control occurs prior to this employee reaching the age of 65, the employee is entitled to a lump sum benefit equal to the present value of his accrued balance using the ten-year Treasury yield. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest. If the employee is terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits under the SNQPP are forfeited by the employee. The only named executive officers who are participants in the SNQPP are William S. Aichele and K. Leon Moyer. If at December 31, 2009, either of these participants’ employment was terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits shown in the Pension Benefits table would be forfeited. If a change in control had occurred at December 31, 2009, these participants would benefit from a lump sum payment equal to their present value of accumulated benefit, in the Pension Benefits table above, plus the following amounts: for William S. Aichele, $450,364; and for K. Leon Moyer, $406,771.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors and alternate directors not covered in the Summary Compensation Table for the year ended December 31, 2009:

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

	($)(a)	($)	($)	($)	($)(b)	($)	($)

Marvin A. Anders	$56,550	$-0-	$-0-	$-0-	$-0-	$-0-	$56,550
R. Lee Delp	34,275	-0-	-0-	-0-	-0-	-0-	34,275
Douglas C. Clemens	4,900	-0-	-0-	-0-	-0-	-0-	4,900
Charles H. Hoeflich	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Thomas K. Leidy	44,350	-0-	-0-	-0-	-0-	-0-	44,350
H. Paul Lewis	23,250	-0-	-0-	-0-	-0-	-0-	23,250
H. Ray Mininger	24,650	-0-	-0-	-0-	-0-	-0-	24,650
William G. Morral	25,900	-0-	-0-	-0-	-0-	-0-	25,900
Mark A. Schlosser	39,850	-0-	-0-	-0-	-0-	-0-	39,850
P. Gregory Shelly	28,650	-0-	-0-	-0-	-0-	-0-	28,650
John U. Young	25,925	-0-	-0-	-0-	-0-	-0-	25,925
Margaret K. Zook	23,750	-0-	-0-	-0-	-0-	-0-	23,750

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described in the Compensation Discussion and Analysis under the heading “Director Compensation.”

(b)	The accumulated values under the Corporation’s Director Fee Deferral Plan, as described in the Compensation Discussion and Analysis under the heading “Director Compensation,” at December 31, 2009 were as follows: for Douglas C. Clements, $4,900; for William G. Morral, $285,123; for P. Gregory Shelly, $146,945; for John U. Young, $113,283; and for Margaret K. Zook, $68,985. There are no pension benefits listed in this table.

RELATED-PARTY TRANSACTIONS

During 2009, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with us as customers of Univest’s banking subsidiary, Univest National Bank and Trust Co. In management’s opinion, these transactions were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for other comparable transactions with other nonaffiliated persons; they did not involve more than normal collection risk and do not present other unfavorable features. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Reserve Board Regulation O. As of December 31, 2009, loans to executive officers, directors, and their affiliates represented 13.8% of total shareholders’ equity in Univest Corporation.

In addition to these banking transactions and lending relationships, some directors and their affiliated entities provide services or otherwise do business with Univest and its affiliated entities; all such transactions are handled in the ordinary course of business and are reviewed by the Audit Committee on a quarterly basis, at which time transactions with directors are monitored to verify their independent status as a director. During 2009, the Corporation and its subsidiaries paid $1.7 million to H. Mininger & Son, Inc. for building expansion projects which were in the normal course of business on substantially the same terms as available from others. H. Ray Mininger, a non-independent Director of the Corporation, is Vice President and Secretary of H. Mininger & Son, Inc.

BOARD COMPENSATION COMMITTEE

The Compensation Committee of the Board (Committee) for the fiscal year ended December 31, 2009 was comprised of five independent members appointed by the Board: Marvin A. Anders, R. Lee Delp, Charles H. Hoeflich, Thomas K. Leidy, and Mark A. Schlosser.

The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Corporation’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Committee’s charter is available at the Corporation’s website on the internet: www.univest.net in the “INVESTORS” section under Governance Documents.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and option awards for all employees other than the top three named-executive officers. The Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Committee and to provide for the appropriate funding of such consulting or advisory firm. During 2009, the Committee retained Mosteller & Associates to provide comparative data concerning the Corporation’s peer group listed in the Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) met five (5) times in 2009. The Committee has reviewed and discussed the Compensation Discussion and Analysis for the year-ended December 31, 2009 with the Corporation’s management.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s Compensation Discussion and Analysis be incorporated into the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission, and be included in this proxy statement on Schedule 14A, for filing with the Securities and Exchange Commission.

UNIVEST COMPENSATION COMMITTEE:

R. Lee Delp, Chairman
Marvin A. Anders
Charles H. Hoeflich
Thomas K. Leidy
Mark A. Schlosser

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting — they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the “INVESTORS” section under Governance Documents.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within two days. Any waivers would also be posted on our website within two business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee met one (1) time during the fiscal year ending December 31, 2009. All members of the Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and the SEC Regulations. The primary purpose of the Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value. The Nominating Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTORS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Committee at December 31, 2009 were: Marvin A. Anders, R. Lee Delp, Charles H. Hoeflich, Thomas K. Leidy, and Mark A. Schlosser.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this proxy statement for election to the Board of Directors at the annual meeting of shareholders.

Univest has three Alternate Directors who are elected annually by the Corporation’s shareholders and serve for one-year terms. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. These alternate directors, by attending board meetings on a regular basis without a vote, stay informed of the activities and condition of the Corporation and stay abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, Alternate Directors do not participate in independent director meetings or vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee does not specifically consider diversity of gender or ethnicity in fulfilling its responsibilities to select qualified and appropriate director candidates, instead the Committee will seek to balance the existing skill sets of current board members with the need for other diverse skills and qualities that will complement the Corporation’s strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to service as a Director. A majority of the Directors on the Board must meet the criteria for “independence” established by the NASDAQ Stock Market, and the Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year. The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele — Mr. Aichele has served as the Corporation’s President and Chief Executive Officer since 1999 and has over thirty-eight years of experience in the financial services industry with the Corporation. Additionally, Mr. Aichele serves on numerous non-profit boards in addition to being vice chairman of a local hospital board providing Mr. Aichele the necessary knowledge of the local economy.

Marvin A. Anders — Mr. Anders, who is the retired Chairman of the Corporation, has over forty years of experience in the financial services industry. Mr. Anders has extensive experience in the areas of banking, trust and wealth management and is active in non-profit organizations in the communities served by the Corporation.

R. Lee Delp — Mr. Delp is Principal of R. L. Delp & Company (Business Consulting). Mr. Delp provides consulting services to a number of businesses in the markets Univest serves and additionally, Mr. Delp serves on the boards of four other local organizations. Prior to becoming a business consultant, Mr. Delp held senior management positions, including Chief Executive Officer, in companies for over thirty years providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Additionally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

Charles H. Hoeflich — Mr. Hoeflich, who is the Chairman Emeritus of the Corporation, has over seventy-four years of experience in banking and financial services. Mr. Hoeflich became President of the Corporation in 1962 and served in this role until his retirement in 1984. In addition, Mr. Hoeflich has served over the years on many local non-profit and philanthropic boards.

Thomas K. Leidy — Mr. Leidy is the retired President and Chief Executive Officer of Leidy’s Inc. (Pork Processing) and the Vice President of ALL Holdings. Mr. Leidy has extensive experience in the food processing industry, which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Leidy is active on a number of non-profit boards in the local Bucks and Montgomery county markets.

H. Paul Lewis — Mr. Lewis is a retired Executive Vice President of the Bank and currently is Vice President/Sales Agent for Bucks County Commercial Realty, Inc. Mr. Lewis has over thirty-nine years of experience in the commercial banking industry including the roles of President and Chief Executive Officer of a publicly traded bank holding company. In his current position, Mr. Lewis has experience and insight into the local commercial real estate market. In addition, Mr. Lewis serves on a number of local non-profit boards and the board of a local community college.

H. Ray Mininger — Mr. Mininger is the former President and current Vice President and Secretary of H. Mininger and Son, which is a construction management firm. Additionally, Mr. Mininger serves on the boards of certain local non-profit organizations. Mr. Mininger brings significant experience with respect to management and ownership of a small business.

William G. Morral, CPA — Mr. Morral is a financial consultant and former Chief Financial Officer of Moyer Packing Company, which provided rendering and other services to the food processing industry. Additionally, Mr. Morral has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral is also the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Mark. A. Schlosser — Mr. Schlosser is the current treasurer and former president of Schlosser Steel, Inc. (Steel Manufacturing) and current president of Schlosser Steel Buildings, Inc. Through his roles at Schlosser Steel and Schlosser Steel Buildings, Mr. Schlosser has experience analyzing financial performance, real estate development and asset and property management. Mr. Schlosser is also a former adjunct professor in real estate investment at the University of Denver. Additionally, Mr. Schlosser serves on non-profit boards along with the board of a local hospital.

P. Gregory Shelly — Mr. Shelly is President of Shelly Enterprises, Inc. (Building Materials). Mr. Shelly’s experience as President of Shelly Enterprises, Inc. provides him with significant knowledge of the local economy including the housing industry. Additionally, Mr. Shelly has significant experience with respect to financial management and strategic direction. Mr. Shelly serves on non-profit boards along with the board of a local hospital.

John U. Young — Mr. Young is the retired President and Chief Executive Officer of Alderfer Bologna Co. which provided Mr. Young with significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Young serves on the borough council for a local municipality.

The structure of the Corporation’s Board of Directors consists of a Chairman of the Board, who currently is also the President and Chief Executive Officer of the Corporation, a Vice Chairman of the Board, who currently is also President and Chief Executive Officer of Univest National Bank and Trust Co., and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the eleven members of the Board of Directors and one of the three Alternate Director positions. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Audit Committee, Compensation Committee, Executive Committee, Enterprise Risk Management Committee, Investment/Asset & Liability Management Committee, Loan Policy Committee, Nominating and Governance Committee, Community Reinvestment Act Committee, Deferred Salary Savings Plan Committee, Deferred Salary Savings Plan Trustee Committee, Employee Stock Purchase Plan Committee, Payment Systems Risk Committee, Pension Committee, Security Committee and Trust Committee. The active participation in these Committees in addition to the monthly Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise Risk Management Committee, which consists of five members of management, including the Chairman, President and Chief Executive Officer of the Corporation, along with two independent directors of the Board. The minutes from the Enterprise Risk

Management Committee are reported into the full Board of Directors. The Enterprise Risk Management Committee meets quarterly and is chaired by the Chief Risk Officer. The Chief Risk Officer reports directly to the Chief Financial Officer of the Corporation, however, the Chief Risk Officer attends each Board of Directors meeting, Audit Committee meeting, Loan Policy Committee meeting and Investment/Asset Liability Management Committee meeting in order to understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise Risk Management to the members of the Board of Directors attending these meetings.

Shareholder Nominations

Article II, Section 17 of the Corporation’s Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by Shareholders entitled to vote for the election of Directors shall be made by notice, in writing, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the Shareholders called for the election of Directors provided, however, that if less than twenty-one (21) days notice of the meeting is given Shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the Shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a. The name, ages and resident addresses of each of the proposed nominees;

b. The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying Shareholders, will be voted for each of the proposed nominees;

d. The name and resident address of the notifying Shareholder; and

e. The number of shares owned by the notifying Shareholder.

The nomination for a Director who has not previously served as a Director shall be made from among the then serving Alternate Directors. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a Shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS

Proposal 1 — Election of Directors

The election of three Class II directors each for a three-year term expiring in 2013 and until their successor is elected and qualified.

The nominees for Class II Director are:
Charles H. Hoeflich
William G. Morral, CPA
John U. Young

The Board of Directors recommends a vote for Proposal 1.

Proposal 2 — Election of Alternate Directors

The election of three alternate directors each for a one-year term expiring in 2011 and until their successor is elected and qualified.

The nominees for Alternate Directors are:
Douglas C. Clemens
K. Leon Moyer
Margaret K. Zook

The Board of Directors recommends a vote for Proposal 2.

Proposal 3 — Ratification of KPMG LLP as independent registered public accounting firm

The Board of Directors recommends a vote for Proposal 3.

SHAREHOLDER PROPOSALS

Proposals by shareholders which are intended to be presented at the Corporation’s 2011 Annual Meeting must be received by the Corporation no later than December 21, 2010, to be eligible for inclusion in the Proxy Statement and proxy relating to that meeting.

According to the Bylaws of the Corporation, a proposal for action to be presented by any shareholder at an annual or special meeting of shareholders shall be out of order unless specifically described in the Corporation’s notice to all shareholders of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman and received at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for shareholder action.

OTHER BUSINESS

The Board and Management do not intend to present to the meeting any business other than as stated above. They know of no other business which may be presented to the meeting. If any matter other than those included in this proxy statement is presented to the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

By Order of the Board of Directors
Souderton, Pennsylvania
WILLIAM S. AICHELE
Chairman
March 19, 2010
KAREN E. TEJKL
Secretary

UNIVEST
CORPORATION OF PENNSYLVANIA
14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania, 18964
REVOCABLE PROXY
ANNUAL MEETING OF SHAREHOLDERS – APRIL 20, 2010
The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 20, 2010, at the Univest Building, 14 North Main Street, Souderton, Pennsylvania, at 10:45 a.m.
IF YOU ARE CHOOSING TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.
UNIVEST’S DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 and 2.

1. Election of Three Class II Directors		☐ For	☐ Withheld
01 — Charles H. Hoeflich	02 — William G. Morral, CPA	03 — John U. Young

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

2. Election of Three Alternate Directors		☐ For	☐ Withheld
04 — Douglas C. Clemens	05 — K. Leon Moyer	06 — Margaret K. Zook
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

3.   Ratification of KPMG LLP as our independent registered public accounting firm for 2010                    ☐ For     ☐ Against     ☐ Abstained
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF UNIVEST CORPORATION OF PENNSYLVANIA
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 20, 2010.
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 19, 2010, hereby appoints Karen E. Tejkl, Secretary, proxy, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Univest Corporation of Pennsylvania, (the “Corporation”) that the undersigned would be entitled to vote if personally present at the 2010 Annual Meeting of Shareholders of the Corporation, or any adjournment thereof, as directed on the reverse side and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 20, 2010.
The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director (those nominees are Charles H. Hoeflich, William G. Morral, CPA, and John U. Young); FOR the election of the nominees for Alternate Director (those nominees are Douglas C. Clemens, K. Leon Moyer and Margaret K. Zook); and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2010.

Signature:

Signature:

Date:

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

YOUR PROXY CONTROL NUMBER

1.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed to the left Vote your proxy by checking the appropriate boxes Click on “Accept Vote”

2.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the left of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-626-4508 on a touch-tone telephone

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.
You may vote by Internet or telephone 24 hours a day,
7 days a week. Internet and telephone voting is
available through 11:59 p.m., prevailing time, on
April 18, 2010.
Your Internet or telephone vote authorizes the named
proxy to vote in the same manner as if you marked,
signed and returned your proxy card.